UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 6, 2016

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2016, Tangoe, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with J.D. Foy, the Company’s Acting Chief Executive Officer.  Under the Employment Agreement, Mr. Foy is entitled to an annualized base salary of $600,000 and, as of the end of the Company’s second fiscal quarter of 2016, Mr. Foy will cease receiving cash retainers for his service as a director of the Company until such time as Mr. Foy has both ceased serving as an employee of the Company and continues to serve as a director.  The Employment Agreement provides that, subject to (i) the Company’s ability to register the grant of such award on a Form S-8 and (ii) the approval of such award by the Board of Directors of the Company (the “Board”), Mr. Foy will be entitled to receive an award of 100,000 restricted stock units (“RSUs”) under the Company’s 2011 Stock Incentive Plan, subject to vesting based on service, with one-sixth of such RSUs to be deemed vested as of June 2, 2016 and the remainder to vest in equal monthly installments through April 2, 2017.  The Employment Agreement also provides that, upon the termination of Mr. Foy’s employment, the Board may determine in its discretion to award to Mr. Foy a cash or equity bonus, taking into account the Board’s subjective judgment of Mr. Foy’s performance and outcomes achieved.  Notwithstanding entry into the Employment Agreement, Mr. Foy’s employment with the Company remains at will.

The foregoing description of the Employment Agreement is qualified in its entirety by the full text of such agreement, which is attached as Exhibit 99.1 hereto.

Item 9.01.                Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.

Date: June 8, 2016	By: :	/s/ Jay Zager
Jay Zager Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement, dated as of June 6, 2016, by and between J.D. Foy and the registrant